                                                                   Exhibit 99.2

                            USCS INTERNATIONAL, INC.

                          EMPLOYEE STOCK OWNERSHIP PLAN

                            SUMMARY PLAN DESCRIPTION


                               DECEMBER 12, 1996


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NAMES, ADDRESSES AND OTHER DATA

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NAME OF THE PLAN

The name of the Plan is:

     USCS International, Inc.
     Employee Stock Ownership Plan

In this Summary Plan Description we will refer to the plan as the Plan or as the Employee Stock Ownership Plan. The Plan has been in continuous existence since September 1, 1972.

NAME AND ADDRESS OF THE EMPLOYERS

The name and address of the Employers are:

     USCS International, Inc.                CableData, Inc.
     2969 Prospect Park Drive                11020 Sun Center Drive
     Rancho Cordova, California  95670       Rancho Cordova, California  95670

     International Billing
     Services, Inc.
     5220 Robert J. Mathews Parkway
     El Dorado Hills, California  95762

EMPLOYER IDENTIFICATION NUMBER OF THE PLAN SPONSOR

The employer identification number assigned by the Internal Revenue Service to the Plan Sponsor is 94-1727009.

PLAN NUMBERS

The Plan number assigned to the Plan by the Plan Sponsor is 002.

TYPE OF PLAN

The Plan is an employee stock ownership plan.

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TYPE OF ADMINISTRATION

The Company self-administers the Plan and the Company acts as the Plan Administrator.

PLAN ADMINISTRATOR

The name, business address and business telephone number of the Plan Administrator is:

     USCS International, Inc.
     2969 Prospect Park Drive
     Rancho Cordova, California  95670
     (916) 636-4500

AGENT FOR SERVICE OF LEGAL PROCESS

The name of the person designated as agent for service of legal process is the ESOP Administrative Committee and the address at which process may be served on the agent is:

     USCS International, Inc.
     2969 Prospect Park Drive
     Rancho Cordova, California  95670

Legal Process may also be served on the Plan Trustee or the Plan Administrator.

TRUSTEE OF THE PLAN

The name, title and address of the principal place of business of the Trustee of the Plan is:

     Imperial Trust Company
     456 Montgomery Street, Suite 600
     San Francisco, California  94101
     (415) 954-5082

ESOP ADMINISTRATIVE COMMITTEE

The members of the ESOP Administrative Committee are:

     Andrew B. Beard
     Deborah S. Beitz
     Calvin R. Gorrell
     Arthur O. Hawkins
     Mary G. Jordan
     Donald L. Shurtleff


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PROSPECTUS

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     THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT
     HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, WITH RESPECT TO THE SHARES TO BE ISSUED UNDER THE COMPANY'S EMPLOYEE STOCK OWNERSHIP PLAN; AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

          The date of this Prospectus is December 12, 1996.


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AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act "), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected without charge at the Commission's principal office in Washington, D.C., or can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.



     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-8 (herein together with all amendments thereto called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference should be made to the Registration Statement, including the exhibits filed or incorporated as a part thereof.


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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company has incorporated by reference into the Registration Statement the following documents and information previously filed with the Commission which are hereby incorporated by reference in this Summary Plan Description:


     1. The Company's Prospectus dated June 20, 1996, filed pursuant to Rule 424(b) of the Securities Act.


     2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1996 and September 30, 1996, filed pursuant to Section 15(d) of the Exchange Act; and

     3. The description of the Company's Common Stock, par value $.05 per share, contained in the Registration Statement on Form 8-A filed with the Commission on June 18, 1996, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus, and to be a part thereof from the date of filing such documents.



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     The Company will also provide without charge to each Participant in the
Plan copies of the foregoing documents and any documents that may be made part of this Prospectus for purposes of updating the description of the Plan, a copy of the Company's annual report to security holders and a copy of any other communications distributed to its security holders without charge and upon written or oral request from the Secretary of the Company, generally no later than the date such material is sent to security holders generally. Such requests should be directed to Mary G. Jordon, Vice President, General Counsel and Secretary, USCS International, Inc., 2969 Prospect Park Drive, Rancho Cordova, California 95670; (916) 636-5833.


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DEFINITIONS

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In order to understand how our Employee Stock Ownership Plan works, it is very important that you understand the words used by the Plan. This list of definitions will apply for any reference made to these words or phrases. Other definitions are periodically set forth in this Summary Plan Description. If you have any questions concerning any of the definitions or other words or phrases used in the Summary Plan Description, please ask the Plan Administrator.

ELIGIBLE EMPLOYEE -- Eligible employees are all employees other than those whose employment and retirement benefits are governed by a collective bargaining agreement (unless the terms of the collective bargaining agreement specifically provide for participation in the Plan).

ANNIVERSARY DATE -- The Anniversary Date of our Plan is December 31. This is also the date of the end of the year for purposes of maintaining the Plan's fiscal records.

PLAN YEAR -- January 1 to December 31.

NORMAL RETIREMENT AGE -- Age 65.


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COMPENSATION -- The amount paid to you by your Employer during the Plan Year and reported as "wages, tips, other compensation" on your Wage and Tax Statement (Form W-2) while you are an Eligible Employee including commissions, bonuses and overtime, but not including any relocation assistance payments, any payments made to or on behalf of an employee to reimburse him or her for additional costs and expenses associated with working outside the United States, and any amount over $150,000 (as adjusted after 1996 for cost of living increases).
Compensation under the Plan is determined on a cash basis. Compensation will include your 401(k) Savings Contributions to the USCS International, Inc. 401(k) Retirement Plan for the Plan Year and any amount you elect to have withheld under a qualified cafeteria plan.

HOUR OF SERVICE -- In general, an Hour of Service is each hour for which you are paid or entitled to be paid by your Employer for the performance of duties. These hours are credited to you for the period to which the award or agreement pertains and not the period in which you actually receive payment.

You will also receive credit for Hours of Service for each hour for which you are paid for reasons other than for the performance of duties such as Paid-Time-Off (PTO), holidays, bereavement, incapacity, layoffs, jury duty, military duty or leave of absence. These hours are credited to you in the period during which no duties are performed occurs. However, you cannot be credited with more than 501 Hours of Service on account of any single continuous period during which you performed no duties. Furthermore, you cannot duplicate crediting of Hours of Service under more than one of these rules.


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In determining the number of Hours of Service to be credited to you during any
Plan Year, the Plan Administrator may either count your actual Hours of Service, using available payroll records, or use an equivalency method specified in the Plan, which has been approved by the Internal Revenue Service.

COMPANY -- USCS International, Inc.

COMPANY STOCK - Company Stock are shares of Common Stock, par value $.05 per share, issued by the Company. Company Stock is publicly traded and therefore, the per share value will fluctuate daily. You may determine the daily per share value by referring to the NASDAQ National Market quotations reported in most newspapers.

The Company has entered into a Stockholders' Rights Plan (the "Rights Plan") by and between the Company and Chase/Mellon Shareholder Services, LLC, as rights agent. Under the Rights Plan, the Board declared and distributed a dividend of one right ("Right") for each outstanding share of the Common Stock to the stockholders of record as of June 20, 1996 and each share of Common Stock issued thereafter (subject to certain limitations). Currently, the Rights trade with the Common Stock. The Rights, when exercisable, entitle their holders (other than those held by an acquiring person or group) to purchase 1/1,000th of a share of Series A Preferred Stock (subject to adjustment) or, in certain instances, other securities of the Company. The Rights Plan is intended to encourage a potential acquiring person or group to negotiate directly with the Board, but


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may have certain anti-takeover effects.  The Rights Plan could significantly dilute the interests in the Company of an acquiring person or group. The Rights Plan may therefore have the effect of delaying, deferring or preventing a change in control of the Company.


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ELIGIBILITY

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WHAT ARE THE REQUIREMENTS TO BECOME A PARTICIPANT IN THE PLAN?

To become a Participant in the Plan you must meet all of the following requirements:



     -    You must have been an Eligible Employee prior to February 19, 1993.



     -    You must be employed on any December 31st.

When you have met the eligibility requirements, you will become a Participant in the Plan as of December 31st of the Plan Year in which you SATISFY the eligibility requirements.

If you become a Participant in the Plan and if you then terminate your service with your Employer, it is not necessary for you to once again satisfy the eligibility requirements if you are rehired by the Employer. Rehired Employees, who were Participants in the Plan, reenter the plan as of the date of their reemployment.


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CONTRIBUTIONS

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WHO MAKES THE CONTRIBUTIONS TO THE PLAN?

The Employer makes all the contributions to the Plan. Participants are neither permitted nor required to contribute any of their own funds to the Plan.

HOW MUCH WILL THE COMPANY CONTRIBUTE TO THE PLAN EACH YEAR?

For Plan Years after 1991, the Company will make no further contributions to this Plan. Instead, the Company will make contributions to the USCS International, Inc. 401(k) Retirement Plan.



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TRUST ASSET INVESTMENTS

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HOW ARE THE TRUST ASSETS INVESTED?

The USCS International, Inc. Employee Stock Ownership Trust is designed so that the Trustee may invest the Trust assets primarily in shares of Company Stock. The Trustee is authorized to invest up to 100% of the Trust assets in shares of Company Stock. In the event the Trustee does not invest 100% of the Trust assets in Company Stock, the balance of the Trust can be invested in savings accounts, bonds, other stocks, notes, insurance contracts and other types of investments.

You will have the right to direct the voting of any shares of Company Stock that are allocated to your Company Stock Account on all matters presented for a vote of shareholders. You will be furnished with the proxy materials and other information provided to Company shareholders in connection with a shareholder meeting, along with a form on which to give your confidential voting instructions. If you do not provide voting instructions with respect to those shares of Company Stock which you are entitled to vote, such shares will be voted in the manner determined by the ESOP Administrative Committee.

The ESOP Administrative Committee directs the Trustee in regard to all Trust investments.


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IN-SERVICE WITHDRAWALS AND DIVERSIFICATION ELECTIONS

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MAY I MAKE WITHDRAWALS FROM THE PLAN?

Prior to your termination of employment, you may not make a withdrawal from the Plan (with the exception of the Diversification Election discussed below).

DO I HAVE A RIGHT TO DIVERSIFY MY INVESTMENTS?

Once you have attained age 55 and completed at least ten years of participation in the Plan, you will be eligible to elect to have a portion of the shares of Company Stock held in your Account converted to cash and transferred to the USCS International, Inc. 401(k) Retirement Plan and invested among the investment funds that are available under that Plan. If you become eligible to make this election, the ESOP Administrative Committee will notify you and will provide you with further details regarding this election.


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BENEFITS

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WHAT BENEFITS DOES THE PLAN PROVIDE?

Since the Plan is an Employee Stock Ownership Plan, your benefits are measured by the value of your account. The amount you will actually receive will largely depend on the following factors:



     - The performance of the Plan's investments. Since a major portion of the Plan's assets will be invested in Company Stock, the future performance of the Company Stock will be very important to all the Participants.



     - The amount of forfeitures from Employees of the Company who terminate their employment prior to becoming fully vested. Such forfeitures are allocated to each active Participant on a pro rata basis based on each Participant's Compensation compared to total Compensation of all Eligible Employees.



     -    The length of time you are a Participant.



     -    Your "vested" interest in your account.


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VESTING

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UNDER WHAT CIRCUMSTANCES WILL MY BENEFITS BECOME VESTED?

Vesting is the process whereby your benefits become free of any risk of forfeiture. Under the Plan, you will automatically become 100% vested and your benefits will not be subject to any risk of forfeiture if, while you are still in the employ of the Employer when:



     -    You reach Normal Retirement Age; or



     -    Your death occurs; or



     - You become disabled. The Plan provides that a Participant shall be considered disabled and shall be entitled to disability benefits under the Plan if, and only if, he or she is eligible to receive primary Social Security benefits as a disabled employee under the Social Security Act.

In all other circumstances, you become vested in accordance with the Plan's vesting schedule. The Plan's normal vesting schedule is as follows:


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          YEARS OF SERVICE              PERCENTAGE VESTED
          ----------------              -----------------

               1                                 0
               2                                 0
               3                                30
               4                                40
               5                                60
               6                                80
               7                               100

For purposes of vesting, a "Year of Service" means a Plan Year during which a Participant has completed 1,000 Hours of Service. If you terminate your employment with the Employer and are later rehired, you may or may not receive credit for prior years of Service for purposes of vesting. The provisions setting forth the rules for prior service credit are very complex and are explained in detail in the Plan.


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FORFEITURES

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WHEN CAN BENEFITS BE FORFEITED?

Under the Plan, benefits which are not vested will be forfeited if you incur a one-year Break-in-Service.

You will incur a one-year Break-in-Service if, during a Plan year, you have not completed more than 500 Hours of Service and you are not employed by the Employer on the last day of the plan year.

If you are reemployed, in some circumstances your nonvested benefit will be restored to you.




     EXAMPLE: The Plan Year runs from January 1 to December 31. Assume that on February 1, 1996, you permanently terminate your employment in the Company, and you do not have 501 Hours of Service by that time for the Plan Year ending December 31, 1996. You would have incurred a one-year Break-in-Service during the Plan Year ending December 31, 1996.


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WHAT HAPPENS TO THAT PORTION OF A PARTICIPANT'S ACCOUNT BALANCE WHICH IS
FORFEITED?

Any forfeitures are reallocated to the accounts of the remaining plan Participants who are eligible to share in the allocation of contributions in proportion to their Compensation for the Plan Year in which the forfeitures occur.


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DISTRIBUTIONS

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WHEN WILL YOUR BENEFITS BE DISTRIBUTED TO YOU?

Your benefits under the Employee Stock Ownership Plan must be distributed no later than 60 days following the end of the calendar year during which the later of the following events occurs:



     -    You attain the age of 65 years.



     -    You terminate your service with the Company.

These limitations are imposed by law and have always been a part of the plan. The ESOP Administrative Committee's distribution policy allows for a more prompt method of distribution without impairing the cash assets of the Plan. When you receive your distribution will depend, in part, upon the amount of your distribution. The distribution policy is summarized as follows:



     - If your vested benefits in the Plan are $3,500.00 or less, your vested benefits will be distributed in a single payment within a reasonable period following your termination of employment. Your nonvested benefits will be forfeited.


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     -    If your vested benefits in the Plan exceed $3,500.00, your vested benefits will be distributed in a single payment within a reasonable period following your termination of employment if you voluntarily elect to receive your distribution. Otherwise, your vested benefits will remain in the Plan until you elect to receive a distribution or you reach age 65 (whichever is earlier).

Under any of these options, the nonvested portion of your benefits will be forfeited after you incur a one-year break-in-service. The ESOP Administrative Committee has the right to change the distribution policy.

In addition to these general rules, the Internal Revenue Code also sets forth other specific distribution rules which are now included in the Plan. If you are a 5% owner of Company Stock, payment of your benefits must commence not later than April 1 of the calendar year following the year in which you attain the age of 70 1/2, even if your employment has not been terminated.

WHAT DO YOU RECEIVE WHEN YOU GET YOUR BENEFITS FROM THE PLAN?

The portion of your Account that is invested in Company Stock will be distributed in whole shares of Company Stock, with the value of any fractional share paid in cash. The portion of your Account that is not invested in Company Stock will be distributed to you in cash. However, you have the right to demand that your distribution be made entirely


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

in whole shares of Company Stock with only the value of any fractional share paid in cash. If you elect to receive your distribution entirely in Company Stock, the Trustee will use the cash portion of your Account to purchase shares of Company Stock. This will cause a delay in the distribution of your benefits and your Account will be charged for any applicable costs related to the purchase of shares on your behalf. The shares of Company Stock distributed to you will be readily tradable on the public market.

IN WHAT FORM WILL YOUR BENEFITS BE PAID TO YOU?

The manner of paying your benefits will normally be a lump sum after consultation with you or, in the event of your death, with your beneficiary. The ESOP Administrative Committee has the right, however, to decide that benefits will be paid in installments.
In certain circumstances, you may elect to transfer your benefit directly to an individual retirement account (IRA) or annuity or another Employer's qualified retirement plan which accepts such transfers.

ARE THERE ANY RESTRICTIONS ON RESALE OF COMPANY STOCK?

Generally, shares of Company Stock distributed from the Plan to Participants who are not "affiliates" of the Company may be resold at any time without restriction under the federal securities laws. Resales by "affiliates" (as such term is defined under the Securities Act), however, may not be made unless a registration statement is in effect with respect to the shares of Company Stock to be sold or unless the subject resales satisfy the requirements of Rule 144 under the Securities Act or some other exemption from registration. To the extent that this document serves as a prospectus under the Securities

Act, it is not available for reoffers or resales of Company Stock acquired by affiliates of the Company pursuant to the Plan.

Section 16(b) of the Exchange Act and the regulations promulgated thereunder also provides limitations on the ability of certain officers, directors and 10% beneficial shareholders of the Company to retain any profits from certain transactions in the Company's equity securities where any purchase and sale, or sale and purchase, of such securities by such persons take place within six months of each other.

In view of the aforementioned restrictions imposed upon officers, directors and 10% beneficial shareholders of the Company as "affiliates" or otherwise, such persons should consult with their legal advisors prior to reselling any shares of Company Stock obtained pursuant to the Plan.

WHO WILL RECEIVE BENEFITS UPON YOUR DEATH?

Upon a Participant's death, his or her vested benefits will be paid to his or her surviving spouse or, if there is no surviving spouse, to a beneficiary designated by the Participant on forms provided for this purpose by the ESOP Administrative Committee.

If a Participant has a surviving spouse, benefits may be paid to a designated beneficiary instead of such spouse if the spouse has consented to the designated beneficiary in

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

writing, the spouse's consent acknowledges the effect of the designation of such other beneficiary and the consent is witnessed by a Notary Public.

If a Participant dies without a surviving spouse, and if no other beneficiary designation is then in effect, the beneficiary shall be the Participant's estate.

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GENERAL INFORMATION

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WILL I RECEIVE A STATEMENT OF MY ACCOUNTS?

Each Plan Year, you will be given a statement on the activity in your Accounts under the Plan.

ARE PLAN LOANS TO PARTICIPANTS PERMITTED UNDER THE PLAN?

No, the Plan does not permit the Trustee to make any loans to Plan Participants.

MAY I ASSIGN OR TRANSFER MY BENEFIT?

Your interest in the Plan normally cannot be sold, assigned or transferred prior to distribution to you. An exception is made for a "qualified domestic relations order." Furthermore, prior to distribution, your interest is not subject to any debts or claims against you.

HOW ARE PLAN BENEFITS TAXED?

You are not subject to federal or state income tax on your ESOP Account balance while it is held by the Plan. Distributions you receive from the Plan will be subject to federal and state income taxes. Distributions made to you before you reach age 55 may be subject to an additional 10% federal tax and an additional state tax. Distributions made to you after your termination of employment may be eligible for certain favorable tax treatment, the taxation of distributions may differ if you receive shares of Company Stock instead of cash and the taxation of eligible distributions may be deferred by "rolling over" the distribution into an individual retirement account or another qualified employee benefit plan. You should consult a qualified tax advisor before making any election permitted by the Plan so as to be fully informed of all tax consequences arising from your participation in the Plan. For more information regarding the taxation of benefit distributions, please refer to Appendix A of this Summary Plan Description.

MAY THE PLAN BE AMENDED OR TERMINATED?

The Company reserves the right to amend or terminate the Plan at any time in the future. No amendment may retroactively reduce your vested rights. You will be advised if any material amendments are made to the Plan.

WHO SUPERVISES THE PLAN?

The ESOP Administrative Committee administers the Plan for the exclusive benefit of participants (and their beneficiaries). The ESOP Administrative Committee is composed of individuals appointed by the Board of Directors of the Company. The ESOP Administrative Committee makes all rules, regulations, computations and other necessary decisions concerning the administration of the Plan.

HOW ARE PLAN ASSETS HELD?

A trust has been established to hold the assets of the Plan. The trust is a separate legal entity, with the Trustee having the responsibility to hold and invest the assets for your benefit in accordance with the terms of the Plan. The Company has appointed Imperial Trust Company as the Trustee of the Plan.

PLAN DOCUMENTS GOVERN

This Summary Plan Description is intended to be an accurate description of the major features of the USCS International, Inc. Employee Stock Ownership Plan. However, please remember that this description does not take the place of the actual Plan documents, which govern at all times. If you have any questions, please contact the ESOP Administrative Committee.

ARE PLAN BENEFITS INSURED?

The Employee Retirement Income Security Act of 1974 created a new governmental agency called the Pension Benefit Guaranty Corporation (PBGC). One of the purposes of the PBGC is to provide plan benefit insurance. However, this insurance is only available to defined benefit pension plans and our Plan is a defined contribution plan. Therefore, benefits under the Plan are not insured with the PBGC since such insurance is not available.

CLAIMS PROCEDURE

--------------------------------------------------------------------------------

Upon your retirement, death, disability or other termination of participation in the Plan, or at such other time when you (or, in the event of your death, your beneficiary) believe that you are entitled to receive a benefit under the Plan, you shall deliver a request for such benefit in writing to the ESOP Administrative Committee or any member thereof. The ESOP Administrative Committee will review your request and shall notify you of its decision as follows:



     - If the ESOP Administrative Committee approved your request, it will notify you of its approval and your benefits will be distributed to you in accordance with the terms of the Plan.



     - If the ESOP Administrative Committee denies your request in whole or in part, it will notify you of such denial and it will give you the opportunity to review that decision. The review procedure is as follows:




          (1) Within 90 days of receiving your request, the ESOP Administrative Committee will provide you with a written notice of its decision. The written notice to you will also include:

               -    The specific reason or reasons for the denial;





               - Specific reference to the pertinent Plan provisions on which the denial is based;





               - A description of any additional material or information you need to perfect your claim and an explanation of why such material or information is necessary; and





               - Appropriate information as to the steps to be taken if you wish to submit your claim for review pursuant to subparagraph (3) below.




          (2) In the event written notice of a denial of your request is not provided to you in the manner set forth in subparagraph (1) above, your request shall be deemed denied as of the date on which the ESOP Administrative Committee's time period for rendering its decision expires.




          (3) If your request for Plan benefits has been denied, in whole or in part, you, or your authorized representative, may appeal said denial by submitting to the ESOP Administrative Committee a written request for a review of such denied request. Any such request for review must be delivered to the ESOP Administrative Committee, or any member thereof, no later than 60 days from the date you received written notification of the ESOP Administrative Committee's initial denial of your request for plan benefits, unless the ESOP Administrative Committee, upon the written application by you or your authorized representative, shall, at its discretion, agree in writing to an extension of said period.




          (4) During the period prescribed in subparagraph (3) above for filing a request for review of a denied claim, the ESOP Administrative Committee shall permit you to review pertinent documents and submit written issues and comments concerning your request for Plan benefits.




          (5) Upon receiving a request by you or by your authorized representative for a review of a denied claim, the ESOP Administrative Committee shall consider such request promptly and shall advise you of its decision within 60 days from the date on which said request for review was received by the ESOP Administrative Committee, unless special circumstances require an extension of time for reviewing said denied claim. The ESOP Administrative Committee's decision shall be furnished to you in writing and shall:

               -    Be written in a manner calculated to be understood by you;





               -    Include specific reasons for the decision; and





               - Include specific references to the pertinent plan provisions on which the decision is based.





               In the event special circumstances require an extension of time for reviewing said denied claim, the ESOP Administrative Committee shall, prior to the expiration of the initial 60-day period referred to above, provide you with written notice of the extension and of the special circumstances which require such extension and of the date by which the ESOP Administrative Committee expects to render its decision. In no event shall such extension exceed a period of 120 days from the date on which your request for review was received by the ESOP Administrative Committee.




          (6) The ESOP Administrative Committee may, at its discretion, determine that a hearing is required in order to properly consider your request for review of a denied claim. In the event the ESOP Administrative Committee determines such a hearing is required, such determination shall constitute special circumstances permitting an extension of time in which to consider your request for review.



     - The claims procedure set forth in the Plan shall be strictly adhered to by each Participant or beneficiary of the Plan and no judicial or arbitration proceedings, with respect to any claim for Plan benefits hereunder, shall be commenced by any Participant or beneficiary until the procedures set forth in the Plan have been exhausted in full.

STATEMENT OF RIGHTS UNDER ERISA

--------------------------------------------------------------------------------

As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants shall be entitled to:



     (1) Examine, without charge, at the Company's office, all Plan documents and copies of all documents and reports filed with the U.S. Department of Labor, such as annual reports of the Plan and Plan descriptions.



     (2) Obtain copies of all Plan documents and other Plan information upon written request to the Company. The Company may make a reasonable charge for the copies.



     (3) Receive a summary of the Plan's annual financial report. The Company is required by law to furnish each participant with a copy of this summary report.



     (4) Obtain an annual statement telling you the value of your Accounts under the Plan and your vested (nonforfeitable) percentage. This statement must be provided to you free of charge. You will normally receive this statement automatically once each year.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries," must perform their duties responsibly, carefully and in the best interest of participants (and beneficiaries). No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the ESOP Administrative Committee review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Company to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the Company's control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor.

                            APPENDIX A
                     USCS INTERNATIONAL, INC.
                  EMPLOYEE STOCK OWNERSHIP PLAN

            SPECIAL TAX NOTICE REGARDING ESOP PAYMENTS

     This notice contains important information you will need before you decide how to receive your benefit from the USCS International, Inc. Employee Stock Ownership Plan ("ESOP").

                             SUMMARY

     A payment from the ESOP that is eligible for "rollover" can be taken in two ways. You can have ALL OR ANY PORTION of your payment either (1) PAID IN A "DIRECT ROLLOVER," or (2) PAID TO YOU. A rollover is a payment of your ESOP benefit to your individual retirement arrangement ("IRA") or to another employer plan. This choice will affect the tax you owe.

     If you choose a DIRECT ROLLOVER

     o Your payment will not be taxed in the current year and no income tax will be withheld.

     o Your payment will be paid directly to your IRA or, if you choose, to another employer plan that accepts your rollover.

     o Your payment will be taxed later when you take it out of the IRA or the employer plan.

     If you choose to have your ESOP benefit PAID TO YOU

     o You may receive less than 100% of the payment, because the ESOP may be required to withhold up to 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

     o Your payment will be taxed in the current year unless you roll it over. You may be able to use special tax rules that could reduce the tax you owe. However, if you receive the distribution before age 59 1/2, you also may have to pay an additional 10% tax.

     o You can roll over the payment by paying it to your IRA or to another employer plan that accepts your rollover within 60 days of receiving the payment. The amount rolled over will not be taxed until you take it out of the IRA or employer plan.

     o If you want to roll over 100% of the payment to an IRA or another employer plan, YOU MUST FIND OTHER MONEY TO REPLACE ANY AMOUNT THAT WAS WITHHELD. If you roll over only the amount that you received, you will be taxed on the amount that was withheld and that is not rolled over.

                         MORE INFORMATION

                                                                          PAGE
                                                                          ----
I.   PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER                           38

II.  DIRECT ROLLOVER                                                       38

III. PAYMENT PAID TO YOU                                                   39

IV   SURVIVING SPOUSES, ALTERNATE PAYEES
        AND OTHER BENEFICIARES                                             42


         I.  PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

     Payments from the ESOP are "eligible rollover distributions," unless you are a non-spouse beneficiary. This means that they can be rolled over to an IRA or to another employer plan that accepts rollovers. Beginning in the year after you reach age 70 1/2, if you are considered a "5% owner" or if you terminated service with the employer and had not yet commenced distribution of your benefit, however, a certain portion of your payment cannot be rolled over because it is a "required minimum payments" that must be paid to you.

                       II.  DIRECT ROLLOVER

     You can choose a direct rollover of all or any portion of your payment that is an "eligible rollover distribution," as described above. In a direct rollover, the eligible rollover distribution is paid directly from the ESOP to an IRA or another employer plan that accepts rollovers. If you choose a direct rollover, you are not taxed on a payment until you later take it out of the IRA or the employer plan. If you choose a direct rollover of a portion of the eligible rollover distribution, the amount of the direct rollover must be at least $500.

     DIRECT ROLLOVER TO AN IRA. You can open an IRA to receive the direct rollover. (The term "IRA," as used in this notice, includes individual retirement accounts and individual retirement annuities.) If you choose to have your payment made directly to an IRA, contact an IRA sponsor (usually a financial institution) to find out how to have your payment made in a direct rollover to an IRA at that institution. If you are unsure of how to invest your money, you can temporarily establish an IRA to receive the payment. However, in choosing an IRA, you may wish to consider whether the IRA you choose will allow you to move all or a part of your payment to another IRA at a later date, without penalties or other limitations. See IRS Publication 590, INDIVIDUAL RETIREMENT ARRANGEMENTS, for more information on IRAs (including limits on how often you can roll over between IRAs).

     DIRECT ROLLOVER TO A PLAN. If you are employed by a new employer that has a plan, and you want a direct rollover to that plan, ask the administrator of that plan whether it will accept your rollover. An employer plan is not legally required to accept a rollover. If your new employer's plan does not accept a rollover, you can choose a direct rollover to an IRA.


                            III. PAYMENT PAID TO YOU

     If you have the payment made to you, it is subject to 20% income tax withholding. The payment is taxed in the year you receive it unless, within 60 days, you roll it over to an IRA or another plan that accepts rollovers. If you do not roll it over, special tax rules may apply.

     INCOME TAX WITHHOLDING:

          MANDATORY WITHHOLDING. If any portion of the payment to you is an eligible rollover distribution, the ESOP is required by law to withhold 20% of that amount. This amount is sent to the IRS as income tax withholding. For example, if your eligible rollover distribution is $10,000, only $8,000 will be paid to you because the ESOP must withhold $2,000 as income tax. However, when you prepare your income tax return for the year, you will report the full $10,000 as a payment from the ESOP. You will report the $2,000 as tax withheld, and it will be credited against any income tax you owe for the year.

          VOLUNTARY WITHHOLDING. If any portion of your payment is not an eligible rollover distribution but is taxable, the mandatory withholding rule described above does not apply. In this case, you may elect not to have withholding apply to that portion. To elect out of withholding, ask the ESOP administrator for the election form and related information.

          EMPLOYER STOCK. In computing the amount that the ESOP is required to withhold, there are three special rules for a distribution from the ESOP that includes employer stock. The first rule is that there is no withholding on the increase in the value of the employer stock while it was held by the ESOP. The second rule is that if the only cash you receive from the ESOP is in lieu of a fractional share of $200 or less, no amount is required to be withheld. Even if the cash you receive from the ESOP is for more than just a fractional share, the third rule is that the ESOP will not withhold more than the amount of cash that would otherwise be paid to you. These special rules mean that if you choose to have your ESOP benefit paid to you, the amount that will be withheld may be less than 20%.

          NO WITHHOLDING ON SMALL AMOUNTS. If the amount of your eligible rollover distribution is less than $200, the mandatory withholding rule described above does not apply. In this case, no amount will be withheld from your payment.

     60-DAY ROLLOVER OPTION. If you have an eligible rollover distribution paid to you, you can still decide to roll over all or part of it to an IRA or another employer plan that accepts rollovers. You can also decide to sell the employer stock you will receive and roll over the cash that you receive when you sell the stock. If you decide to roll over, YOU MUST MAKE THE ROLLOVER WITHIN 60 DAYS AFTER THE DISTRIBUTION DATE. The portion of your payment that is rolled over will not be taxed until you take it out of the IRA or the employer plan.

     You can roll over up to 100% of the eligible rollover distribution, including an amount equal to the 20% that was withheld. If you choose to roll over 100%, you must find other money within the 60-day period to contribute to the IRA or the employer plan to replace the 20% that was withheld. On the other hand, if you roll over only the 80% that you received, you will be taxed on the 20% that was withheld.


     EXAMPLE: Your eligible rollover distribution is $10,000, and you choose to have it paid to you. You will receive $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, you may roll over the entire $10,000 to an IRA or employer plan.
     To do this, you roll over the $8,000 you received from the ESOP, and you will have to find $2,000 from other sources (your savings, a loan, etc.). In this case, the entire $10,000 is not taxed until you take it out of the IRA or employer plan. If you roll over the entire $10,000, when you file your income tax return you may get a refund of the $2,000 withheld.


     If, on the other hand, you roll over only $8,000, the $2,000 you did not roll over is taxed in the year it was withheld. When you file your income tax return you may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if you roll over the entire $10,000.)

     ADDITIONAL 10% TAX IF YOU ARE UNDER AGE 59 1/2. If you receive a payment before you reach age 59 1/2 and you do not roll it over, then, in addition to the regular income tax, you may have to pay an extra tax equal to 10% of the taxable portion of the payment. The additional 10% tax does not apply to your payment if it is (1) paid to you because you separate from service with your employer during or after the year you reach age 55, (2) paid because you retire due to disability, or (3) used to pay certain medical expenses. See IRS
Form 5329 for more information on the additional 10% tax.

     15% EXCISE TAX ON EXCESS DISTRIBUTIONS. If the value of your distributions during a calendar year from the ESOP (including any "net unrealized appreciation," described below), any other qualified employee plans or individual retirement accounts exceeds $150,000, you may be subject to a 15% excise tax (in addition to regular federal income tax) on the excess. The $150,000 exemption from the excise tax may be increased to $750,000 if you are eligible for and elect special averaging treatment (described below). The $150,000 exemption from the excise tax may also eventually be increased to reflect cost of living increases. The 15% excise tax on excess distributions does not apply for the years 1997, 1998 and 1999.

     If both the 10% additional tax on early distributions and the 15% excise tax on excess distributions apply to a distribution, the 10% additional tax on early distributions (to the extent attributable to the excess distribution) will offset the 15% excise tax on excess distributions, so that the total additional tax that may be imposed with respect to the excess distribution will not exceed 15%.

     SPECIAL TAX TREATMENT. If your eligible rollover distribution is not rolled over, it will be taxed in the year you receive it. However, if it qualifies as a "lump sum distribution," it may be eligible for special tax treatment. A lump sum distribution is a payment, within one year, of your entire balance under the ESOP (and certain other similar plans of the employer) that is payable to you because you have reached age 59 1/2 or have separated from service with your employer. For a payment to qualify as a lump sum distribution, you must have been a participant in the ESOP for at least five years prior to the year of distribution. The special tax treatment for lump sum distributions is described below.

          FIVE-YEAR AVERAGING. If you receive a lump sum distribution after you have reached age 59 1/2, you may be able to make a one-time election to figure the tax on the payment by using "five-year averaging." Five-year averaging often reduces the tax you owe because it treats the payment much as if it were paid over five years. After December 31, 1999, this special tax treatment is not available.

          TEN-YEAR AVERAGING IF YOU WERE BORN BEFORE JANUARY 1, 1936. If you receive a lump sum distribution and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using "ten-year averaging" (using 1986 tax rates) instead of five-year averaging (using current tax rates). Like the five-year averaging rules, ten-year averaging often reduces the tax you owe.

     There are other limits on the special tax treatment for lump sum distributions. For example, you can generally elect this special tax treatment only once in your lifetime, and the election applies to all lump sum distributions that you receive in that same year. If you have previously rolled over a payment from the ESOP (or certain other similar plans of the employer), you cannot use this special tax treatment for later payments from the ESOP. If you roll over your payment to an IRA, you will not be able to use this special tax treatment for later payments from the IRA. Also, if you roll over only a portion of your payment to an IRA, this special tax treatment is not available for the rest of the payment. Additional restrictions are described in IRS
Form 4972, which has more information on lump sum distributions and how you elect the special tax treatment.

     EMPLOYER STOCK. There is a special rule for a payment from the ESOP that includes employer stock. To use this special rule, the payment must qualify as a lump sum distribution, as described above (or would qualify except that you do not yet have five years of participation in the ESOP). Under this special rule, you may have the option of not paying tax on the "net unrealized appreciation" of the stock until you sell the stock. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the ESOP. For example, if employer stock was contributed to your ESOP account when the stock was worth $1,000 but the stock was worth $1,200 when you received it, you would not have to pay tax on the $200 increase in value until you later sold the stock.

     Under this special rule, if you later sell the stock, the portion of the sale proceeds attributable to net unrealized appreciation will be a long-term capital gain (regardless of how long you hold the stock after the distribution). Any sale proceeds attributable to an increase in the value of the stock after the distribution will either be long-term or short-term capital gain depending upon how long you hold the stock after distribution.

     You may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, your net unrealized appreciation will be taxed in the year you receive the stock, unless you roll over the stock. The stock (including any net unrealized appreciation) can be rolled over to an IRA or another employer plan either in a direct rollover or a rollover that you make yourself.

     If you receive employer stock in a payment that qualifies as a lump sum distribution, the special tax treatment for lump sum distributions described above (such as five-year averaging) also may apply. See IRS Form 4972 for additional information on these rules.

IV.  SURVIVING SPOUSES, ALTERNATE PAYEES AND OTHER BENEFICIARES

     In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are "alternate payees." You are an alternate payee if your interest in the ESOP results from a "qualified domestic relations order," which is an order issued by a court, usually in connection with a divorce or legal separation. Some of the rules summarized above also apply to a deceased employee's beneficiary who is not a spouse. However, there are some exceptions for payments to surviving spouses, alternate payees and other beneficiaries that should be mentioned.

     If you are a surviving spouse, you may choose to have an eligible rollover distribution paid in a direct rollover to an IRA or paid to you. If you have the payment paid to you, you can keep it or roll it over yourself to an IRA but you cannot roll it over to an employer plan. If you are an alternate payee, you have the same choices as the employee. Thus, you can have the payment paid as a direct rollover or paid to you. If you have it paid to you, you can keep it or roll it over yourself to an IRA or to another employer plan that accepts rollovers. If you are a beneficiary other than the surviving spouse, you CANNOT choose a direct rollover, and you CANNOT roll over the payment yourself.

     If you are a surviving spouse, an alternate payee or another beneficiary, your payment is not subject to the additional 10% tax described in section III above, even if you are younger than age 59 1/2.

     If you are a surviving spouse, an alternate payee or another beneficiary, you may be able to use the special tax treatment for lump sum distributions and the special rule for payments that include employer stock, as described in section III above. If you receive a payment because of the employee's death, you may be able to treat the payment as a lump sum distribution if the employee met the appropriate age requirements, whether or not the employee had five years of participation in the ESOP.

               HOW TO OBTAIN ADDITIONAL INFORMATION

     This notice summarizes only the federal (not state or local) tax rules that might apply to your payment. The rules described above are complex and contain many conditions and exceptions that are not included in this notice. Therefore, you may want to consult with a professional tax advisor BEFORE you take a payment of your benefit from the ESOP. Also, you can find more specific information on the tax treatment of payments from qualified retirement plans in IRS Publication 575, PENSION AND ANNUITY INCOME, and IRS Publication 590, INDIVIDUAL RETIREMENT ARRANGEMENTS. These publications are available from your local IRS office or by calling 1-800-TAX-FORM.